EXHIBIT 21


SUBSIDIARIES OF MARGO NURSERY FARMS, INC.


NAME                                          JURISDICTION OF
----                                          ---------------
                                               INCORPORATION
                                               -------------


Margo Bay Farms, Inc.                            Florida
Margo Landscaping and Design, Inc.             Puerto Rico
Rain Forest Products Group, Inc.               Puerto Rico